Exhibit 99.1

First US Bancshares, Inc. Reports First Quarter 2026 Results

BIRMINGHAM, AL (April 29, 2026)

First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $1.9 million, or $0.33 per diluted share, for the quarter ended March 31, 2026 (“1Q2026”), compared to $2.1 million, or $0.36 per diluted share, for the quarter ended December 31, 2025 (“4Q2025”) and $1.8 million, or $0.29 per diluted share, for the quarter ended March 31, 2025 (“1Q2025”).

The table below summarizes selected financial data for each of the periods presented.

	Quarter Ended
	2026	2025
	March 31,	December 31,	September 30,	June 30,	March 31,
Results of Operations: (Dollars in Thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$14,940	$15,262	$15,281	$14,854	$14,018
Interest expense	5,725	5,839	5,619	5,378	5,121
Net interest income	9,215	9,423	9,662	9,476	8,897
Provision for credit losses	254	220	566	2,717	528
Net interest income after provision for credit losses	8,961	9,203	9,096	6,759	8,369
Non-interest income	840	995	860	849	875
Non-interest expense	7,341	7,271	7,437	7,444	6,918
Income before income taxes	2,460	2,927	2,519	164	2,326
Provision for income taxes	515	798	583	9	554
Net income	$1,945	$2,129	$1,936	$155	$1,772
Per Share Data:
Basic net income per share	$0.34	$0.37	$0.33	$0.03	$0.30
Diluted net income per share	$0.33	$0.36	$0.32	$0.03	$0.29
Dividends declared	$0.07	$0.07	$0.07	$0.07	$0.07
Key Measures (Period End):
Total assets	$1,165,236	$1,154,785	$1,147,175	$1,143,379	$1,126,967
Tangible assets (1)	1,157,801	1,147,350	1,139,740	1,135,932	1,119,502
Total loans	843,697	853,018	867,520	871,431	848,335
Allowance for credit losses ("ACL") on loans and leases	10,536	10,704	10,700	11,388	10,405
Investment securities, net	181,545	168,540	164,493	157,137	161,946
Total deposits	1,038,849	1,027,962	1,002,472	986,846	961,952
Short-term borrowings	—	—	20,000	35,000	45,000
Long-term borrowings	10,963	10,945	10,927	10,909	10,890
Total shareholders’ equity	104,634	105,648	104,238	101,892	101,231
Tangible common equity (1)	97,199	98,213	96,803	94,445	93,766
Book value per common share	18.67	18.53	18.08	17.70	17.64
Tangible book value per common share (1)	17.34	17.23	16.79	16.41	16.34
Common shares outstanding	5,604,123	5,699,696	5,765,137	5,755,064	5,739,286
Key Ratios:
Return on average assets (annualized)	0.67%	0.74%	0.68%	0.06%	0.66%
Return on average common equity (annualized)	7.46%	8.04%	7.48%	0.61%	7.21%
Return on average tangible common equity (annualized) (1)	8.02%	8.65%	8.06%	0.66%	7.79%
Pre-tax pre-provision net revenue to average assets (annualized) (1)	0.94%	1.09%	1.08%	1.03%	1.06%
Net interest margin	3.37%	3.46%	3.60%	3.59%	3.53%
Efficiency ratio (2)	73.0%	69.8%	70.7%	72.1%	70.8%
Total loans to deposits	81.2%	83.0%	86.5%	88.3%	88.2%
Total loans to assets	72.4%	73.9%	75.6%	76.2%	75.3%
Common equity to total assets	8.98%	9.15%	9.09%	8.91%	8.98%
Tangible common equity to tangible assets (1)	8.40%	8.56%	8.49%	8.31%	8.38%
Tier 1 leverage ratio (3)	8.85%	9.03%	9.19%	9.23%	9.55%
ACL on loans and leases as % of total loans	1.25%	1.25%	1.23%	1.31%	1.23%
Nonperforming assets as % of total assets	0.16%	0.14%	0.19%	0.33%	0.44%
Net charge-offs as a percentage of average loans (annualized)	0.23%	0.08%	0.61%	0.79%	0.13%

(1) Refer to the non-GAAP reconciliations beginning on page 8.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports First Quarter 2026 Results

April 29, 2026

CEO Commentary

“We are pleased to report a solid start to the year,” stated James F. House, President and CEO of the Company. “First quarter 2026 diluted earnings per share improved by 13.8% compared to the same quarter of 2025. Although we saw a modest decline in total loan volume during the quarter, some of which was seasonal, we experienced growth in our core deposit franchise,” continued Mr. House. “While the year is certainly off to a volatile start from a geopolitical and economic standpoint, we continue to believe that the Company’s balance sheet is well positioned to thrive in multiple scenarios.”

Financial Results

Loans and Leases – The table below summarizes loan balances by portfolio category as of the end of each of the most recent five quarters.

	Quarter Ended
	2026	2025
	March 31,	December 31,	September 30,	June 30,	March 31,
	(Dollars in Thousands)
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$27,236	$32,618	$38,560	$48,101	$58,572
Secured by 1-4 family residential properties	65,460	66,996	67,620	67,587	68,523
Secured by multi-family residential properties	124,826	117,769	112,763	118,807	106,374
Secured by non-residential commercial real estate	189,408	200,699	211,400	215,035	214,065
Commercial and industrial loans ("C&I")	46,665	48,360	46,562	40,986	45,166
Consumer loans:
Direct	4,362	4,844	4,999	4,836	4,610
Indirect	385,740	381,732	385,616	376,079	351,025
Total loans and leases held for investment	843,697	853,018	867,520	871,431	848,335
Allowance for credit losses on loans and leases	10,536	10,704	10,700	11,388	10,405
Net loans and leases held for investment	$833,161	$842,314	$856,820	$860,043	$837,930

Total loans decreased by $9.3 million, or 1.1%, in 1Q2026, as growth in the multi-family residential real estate and indirect categories was offset by decreases primarily in the construction, non-residential commercial real estate and C&I categories. The decrease in construction is consistent with the ebb and flow of projects in the Company's service territories. Construction loans are generally short-to-medium term loans that are expected to pay off or transfer to another loan category upon project completion. The decrease in non-residential commercial real estate was related to completed construction projects that moved into a permanent category, but were subsequently refinanced into the permanent market. The growth in the indirect category accelerated in the latter part of 1Q2026, consistent with typical seasonal trends. The indirect lending platform focuses on consumer lending at the higher end of the credit spectrum. Collateral financed in the indirect portfolio primarily includes boats, recreational vehicles, campers, horse trailers and cargo trailers. The weighted average credit score of new indirect loans financed during 1Q2026 was 797, while the weighted average credit score for the entire portfolio was 783. While total loans decreased during 1Q2026, average loan balances remained higher comparing 1Q2026 to 1Q2025, increasing by $26.7 million, or 3.2%.

Deposits – Total deposits increased by $10.9 million, or 1.1%, during 1Q2026, due primarily to an increase in interest-bearing demand deposits of $28.4 million, partially offset by a $4.7 million decrease in noninterest-bearing deposits and a $12.8 million decrease in time deposits. Core deposits, which exclude time deposits of $250 thousand or more and all wholesale brokered deposits, totaled $853.8 million, or 82.2% of total deposits, as of March 31, 2026, compared to $838.3 million, or 81.6% of total deposits, as of December 31, 2025. The average rate on deposits totaled 2.18% during 1Q2026, compared to 2.19% during 4Q2025 and 2.07% during 1Q2025. In the current environment, significant competitive pressure remains to acquire and maintain deposit balances.

Cash and Investment Securities – As of March 31, 2026, the Company held cash, federal funds sold and securities purchased under reverse repurchase agreements totaling $85.4 million, or 7.3% of total assets, compared to $78.4 million, or 6.8% of total assets, as of December 31, 2025. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $181.5 million as of March 31, 2026, compared to $168.5 million as of December 31, 2025. During 1Q2026, the Company purchased $20.5 million of investment securities at market rates in existence at the time of purchase. These purchases, combined with the maturity and paydown of investment securities at lower rates, have led to continued improvement in yield on the portfolio. The yield on investment securities, including both available-for-sale and held to maturity

First US Bancshares, Inc. Reports First Quarter 2026 Results

April 29, 2026

securities, totaled 3.89% during 1Q2026, compared to 3.81% during 4Q2025 and 3.44% during 1Q2025. As of March 31, 2026, the expected average life of securities in the investment portfolio was 3.8 years compared to 3.7 years as of December 31, 2025.

Net Interest Income and Margin – Net interest income in 1Q2026 decreased by $0.2 million, or 2.2%, compared to 4Q2025 and increased by $0.3 million, or 3.6%, compared to 1Q2025. Net interest margin was 3.37% for 1Q2026, compared to 3.46% for 4Q2025 and 3.53% for 1Q2025. The decrease in net interest margin compared to 4Q2025 and 1Q2025 resulted primarily from yield reductions on loans that occurred following the reduction of the Federal Funds rate during the latter part of 2025.

Asset Quality – Nonperforming assets, including loans in non-accrual status and other real estate owned, totaled $1.8 million as of March 31, 2026, an increase from $1.6 million as of December 31, 2025. As a percentage of total assets, nonperforming assets increased to 0.16% as of March 31, 2026, compared to 0.14% as of December 31, 2025. Net charge-offs as a percentage of average loans totaled 0.23% in 1Q2026, compared to 0.08% during 4Q2025 and 0.13% during 1Q2025. The increase in net charge-offs comparing 1Q2026 to both 4Q2025 and 1Q2025 was due to a partial charge-off of one individually evaluated commercial loan of $48 thousand during 1Q2026, as well as an increase in charge-offs associated with the indirect portfolio. The amount charged off associated with the individually evaluated loan was fully reserved within the Company's allowance for credit losses ("ACL") on loans and leases as of December 31, 2025.

Provision for Credit Losses – During 1Q2026, the Company recorded a provision for credit losses of $0.3 million, compared to $0.2 million in 4Q2025 and $0.5 million in 1Q2025. As of March 31, 2026, the Company’s ACL on loans and leases as a percentage of total loans was 1.25%, consistent with December 31, 2025. While management believes that the ACL is adequate to absorb credit losses within the Company’s loan portfolio, inherent uncertainty exists pertaining to the ultimate impact on the portfolio of both geopolitical and economic matters, including prospective inflation, unemployment levels, tariffs, and consumer affordability.

Pre-tax Pre-provision Net Revenue (“PPNR”) – PPNR totaled $2.7 million in 1Q2026, compared to $3.1 million in 4Q2025 and $2.9 million in 1Q2025. As a percentage of average assets, PPNR totaled 0.94% in 1Q2026, compared to 1.09% in 4Q2025 and 1.06% in 1Q2025. Refer to the non-GAAP reconciliation of PPNR to net income beginning on page 9.

Non-interest Income – Non-interest income totaled $0.8 million in 1Q2026, compared to $1.0 million in 4Q2025 and $0.9 million in 1Q2025. The reduction in non-interest income compared to 4Q2025 resulted primarily from fees on customer-related interest rate swaps that were earned in 4Q2025 and not repeated in 1Q2026.

Non-interest Expense – Non-interest expense totaled $7.3 million in both 1Q2026 and 4Q2025, compared to $6.9 million in 1Q2025. The expense increase comparing 1Q2026 to 1Q2025 resulted from increases in salaries and benefits, fees for professional services, and occupancy and equipment expenses.

Shareholders’ Equity – As of March 31, 2026, shareholders’ equity totaled $104.6 million, or 9.0% of total assets, compared to $105.6 million, or 9.1% of total assets, as of December 31, 2025. While earnings, net of dividends paid, increased shareholders’ equity during 1Q2026, the increase was fully offset by share repurchases during the quarter, combined with an increase in the Company’s accumulated other comprehensive loss resulting from the increasing interest rate environment during the quarter. The Company’s ratio of tangible common equity to tangible assets was 8.40% as of March 31, 2026 compared to 8.56% as of December 31, 2025.

Cash Dividend – In 1Q2026, the Company declared a cash dividend of $0.07 per share on its common stock, consistent with the dividend paid during all four quarters of 2025.

Share Repurchases – During 1Q2026, the Company completed the repurchase of 146,500 shares of its common stock at a weighted average price of $15.03 per share. All repurchases were completed under the Company’s previously announced share repurchase program, which was expanded during 4Q2025. As of March 31, 2026, 1,638,313 shares remained available for repurchase under the program.

Regulatory Capital – During 1Q2026, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of March 31, 2026, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 10.85%, its total capital ratio was 11.99%, and its Tier 1 leverage ratio was 8.85%.

Liquidity – As of March 31, 2026, the Company continued to maintain funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines with other banking institutions, FHLB advances, the FRB's discount window, and brokered deposits. Refer to the Non-GAAP Financial Measures section for additional discussion of measures of the Company’s liquidity.

First US Bancshares, Inc. Reports First Quarter 2026 Results

April 29, 2026

Banking Center Growth – During 1Q2026, the Company neared completion on renovation of a banking center office in Daphne, Alabama that was purchased from another financial institution. This location is expected to serve as the Bank’s initial deposit gathering facility in the Daphne/Mobile area. The location is expected to open to the public during the second quarter of 2026.

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include risk related to the Company's credit, including loan losses may be greater than anticipated; our ability to ensure that sufficient cash flow and liquid assets are available to satisfy current and future financial obligations; the increased lending risks associated with commercial real estate lending; potential weakness in the residential real estate market; liquidity risks; the impact of national and local market conditions on the Company's business and operations; the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; the effects of significant changes to the structure and operations of the federal government; digital banking trends may create deposit volatility; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the effects of fiscal challenges facing the U.S. government or any potential government shutdown; effects of changes in the policies of monetary authorities and other government action; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the risks and challenges presented by the development and use of artificial intelligence (“AI”); risks of dependence on outside third parties for the processing and handling of our records and data; the costs of complying with extensive governmental regulation; the risk that internal controls and procedures might fail or be circumvented; the impact of changing accounting standards and tax laws on the Company's allowance for credit losses and financial results; the potential impact of climate change related legislative and regulatory initiatives; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; the volatility of our stock price; our dependence on the soundness of other financial institutions; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports First Quarter 2026 Results

April 29, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

NET INTEREST MARGIN

THREE MONTHS ENDED March 31, 2026 AND 2025

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2026			March 31, 2025
	Average Balance	Interest	Annualized Yield/Rate %	Average Balance	Interest	Annualized Yield/Rate %
ASSETS
Interest-earning assets:
Loans	$851,224	$12,491	5.95%	$824,531	$12,241	6.02%
Investment securities	175,707	1,687	3.89%	166,241	1,412	3.44%
Federal Home Loan Bank stock	794	12	6.13%	1,341	24	7.26%
Federal funds sold and securities purchased under reverse repurchase agreements	15,706	152	3.92%	4,850	53	4.43%
Interest-bearing deposits in banks	66,066	598	3.67%	26,220	288	4.45%
Total interest-earning assets	1,109,497	14,940	5.46%	1,023,183	14,018	5.56%

Noninterest-earning assets	63,893			64,155
Total assets	$1,173,390			$1,087,338

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$210,675	399	0.77%	$212,130	493	0.94%
Money market/savings deposits	330,507	2,128	2.61%	257,046	1,544	2.44%
Time deposits	353,705	3,083	3.53%	330,241	2,832	3.48%
Total interest-bearing deposits	894,887	5,610	2.54%	799,417	4,869	2.47%
Noninterest-bearing demand deposits	150,438	—	—	155,294	—	—
Total deposits	1,045,325	5,610	2.18%	954,711	4,869	2.07%
Borrowings	10,955	115	4.26%	23,404	252	4.37%
Total funding liabilities	1,056,280	5,725	2.20%	978,115	5,121	2.12%

Other noninterest-bearing liabilities	11,320			9,489
Shareholders’ equity	105,790			99,734
Total liabilities and shareholders' equity	$1,173,390			$1,087,338

Net interest income		$9,215			$8,897
Net interest margin			3.37%			3.53%

First US Bancshares, Inc. Reports First Quarter 2026 Results

April 29, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

	March 31,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Cash and due from banks	$9,742	$9,401
Interest-bearing deposits in banks	56,844	64,146
Total cash and cash equivalents	66,586	73,547
Federal funds sold and securities purchased under reverse repurchase agreements	18,850	4,850
Investment securities available-for-sale, at fair value (amortized cost $183,160 and $169,037; net of allowance for credit losses of $- and $-)	181,109	168,075
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses of $- and $-, (fair value 2026 - $419, 2025 - $449)	436	465
Federal Home Loan Bank stock, at cost	829	791
Loans and leases held for investment	843,697	853,018
Less allowance for credit losses on loans and leases	10,536	10,704
Net loans and leases held for investment	833,161	842,314
Premises and equipment, net of accumulated depreciation	26,262	26,284
Cash surrender value of bank-owned life insurance	17,466	17,378
Accrued interest receivable	3,963	3,916
Goodwill and core deposit intangible, net	7,435	7,435
Other real estate owned	215	256
Other assets	8,924	9,474
Total assets	$1,165,236	$1,154,785
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$149,079	$153,809
Interest-bearing	889,770	874,153
Total deposits	1,038,849	1,027,962
Accrued interest expense	2,780	2,526
Other liabilities	8,010	7,704
Long-term borrowings	10,963	10,945
Total liabilities	1,060,602	1,049,137
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 8,007,006 and 7,947,303 shares issued, respectively; 5,604,123 and 5,699,696 shares outstanding, respectively	80	79
Additional paid-in capital	16,242	16,005
Accumulated other comprehensive loss, net of tax	(1,263)	(780)
Retained earnings	122,799	121,249
Less treasury stock: 2,402,883 and 2,247,607 shares at cost, respectively	(33,224)	(30,905)
Total shareholders’ equity	104,634	105,648
Total liabilities and shareholders’ equity	$1,165,236	$1,154,785

First US Bancshares, Inc. Reports First Quarter 2026 Results

April 29, 2026

FIRST US BANCSHARES, INC. AND SUBSIDIARY

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$12,491	$12,241
Interest on investment securities	1,687	1,412
Interest on deposits in banks	598	288
Other	164	77
Total interest income	14,940	14,018

Interest expense:
Interest on deposits	5,610	4,869
Interest on borrowings	115	252
Total interest expense	5,725	5,121

Net interest income	9,215	8,897

Provision for credit losses	254	528

Net interest income after provision for credit losses	8,961	8,369

Non-interest income:
Service and other charges on deposit accounts	283	288
Lease income	269	284
Other income, net	288	303
Total non-interest income	840	875

Non-interest expense:
Salaries and employee benefits	3,814	3,736
Net occupancy and equipment	971	875
Computer services	337	412
Insurance expense and assessments	415	384
Fees for professional services	328	215
Other expense	1,476	1,296
Total non-interest expense	7,341	6,918

Income before income taxes	2,460	2,326
Provision for income taxes	515	554
Net income	$1,945	$1,772
Basic net income per share	$0.34	$0.30
Diluted net income per share	$0.33	$0.29
Dividends per share	$0.07	$0.07

First US Bancshares, Inc. Reports First Quarter 2026 Results

April 29, 2026

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of liquidity, pre-tax pre-provision net revenue, tangible assets and equity, and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the consolidated financial statements previously presented in this press release.

Liquidity Measures

The table below provides information combining the Company’s on-balance sheet liquidity with readily available off-balance sheet sources of liquidity as of both March 31, 2026 and December 31, 2025.

	March 31, 2026	December 31, 2025
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)
Liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements:
Cash and cash equivalents	$66,586	$73,547
Federal funds sold and securities purchased under reverse repurchase agreements	18,850	4,850
Total liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements	85,436	78,397
Liquidity from pledgable investment securities:
Investment securities available-for sale, at fair value	181,109	168,075
Investment securities held-to-maturity, at amortized cost	436	465
Less: securities pledged	(66,105)	(58,497)
Less: estimated collateral value discounts	(10,652)	(10,671)
Total liquidity from pledgable investment securities	104,788	99,372
Liquidity from unused lendable collateral (loans) at FHLB	30,183	30,504
Liquidity from unused lendable collateral (loans and securities) at FRB	212,113	210,921
Unsecured lines of credit with banks	48,000	48,000
Total readily available liquidity	$480,520	$467,194

The table above calculates readily available liquidity by combining cash and cash equivalents, federal funds sold, securities purchased under reverse repurchase agreements and unencumbered investment security values on the Company’s consolidated balance sheet with off-balance sheet liquidity that is readily available through unused collateral pledged to the FHLB and FRB, as well as unsecured lines of credit with other banks. Liquidity from pledgable investment securities and total readily available liquidity are non-GAAP measures used by management and regulators to analyze a portion of the Company's liquidity. Management uses these measures to evaluate the Company's liquidity position.

Pledgable investment securities are considered by management as a readily available source of liquidity since the Company has the ability to pledge the securities with the FHLB or FRB to obtain immediate funding. Both available-for-sale and held-to-maturity securities may be pledged at fair value with the FHLB and through the FRB discount window. The amounts shown as liquidity from pledgable investment securities represent total investment securities as recorded on the consolidated balance sheet, less reductions for securities already pledged and discounts expected to be taken by the lender to determine collateral value.

First US Bancshares, Inc. Reports First Quarter 2026 Results

April 29, 2026

Excluding wholesale brokered deposits, as of March 31, 2026, the Company had approximately 27 thousand deposit accounts with an average balance of approximately $32.8 thousand per account. Estimated uninsured deposits (calculated as deposit amounts per deposit holder in excess of $250 thousand, the maximum amount of federal deposit insurance, and excluding deposits secured by pledged assets) totaled $231.0 million, or 22.1% of total deposits, as of March 31, 2026. As of December 31, 2025, estimated uninsured deposits totaled $218.0 million, or 21.2% of total deposits.

Pre-tax Pre-provision Net Revenue

The Company utilizes pre-tax pre-provision net revenue (“PPNR”) as a supplemental measure of profitability in addition to earnings measures defined by GAAP, including income before income taxes and net income. PPNR measures the Company’s profitability before accounting for the provisions for credit losses and income taxes. Management believes PPNR provides a means to effectively measure the Company’s core operating profitability on a trended basis. In management’s experience, PPNR and PPNR as a percentage of average assets are commonly used by stock analysts and investors in conjunction with their evaluation of financial institutions. The table below reconciles the Company’s calculation of PPNR to amounts recorded in accordance with GAAP.

	Quarter Ended
	2026	2025
	March 31,	December 31,	September 30,	June 30,	March 31,
	(Dollars in Thousands)
	(Unaudited Reconciliation)

Net income	$1,945	$2,129	$1,936	$155	$1,772
Add: Provision for income taxes	515	798	583	9	554
Add: Provision for credit losses	254	220	566	2,717	528
Pre-tax pre-provision net revenue	$2,714	$3,147	$3,085	$2,881	$2,854
Average assets	$1,173,390	$1,145,476	$1,130,259	$1,122,342	$1,087,338
PPNR as a percentage of average assets (annualized)	0.94%	1.09%	1.08%	1.03%	1.06%

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports First Quarter 2026 Results

April 29, 2026

		Quarter Ended
		2026	2025
		March 31,	December 31,	September 30,	June 30,	March 31,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$1,165,236	$1,154,785	$11,147,175	$1,143,379	$1,126,967
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		—	—	—	12	30
Tangible assets	(a)	$1,157,801	$1,147,350	$11,139,740	$1,135,932	$1,119,502

Total shareholders’ equity		$104,634	$105,648	$104,238	$101,892	$101,231
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		—	—	—	12	30
Tangible common equity	(b)	$97,199	$98,213	$96,803	$94,445	$93,766

Average shareholders’ equity		$105,790	$105,067	$102,737	$101,323	$99,734
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		—	—	4	21	39
Average tangible shareholders’ equity	(c)	$98,355	$97,632	$95,298	$93,867	$92,260

Net income	(d)	$1,945	$2,129	$1,936	$155	$1,772
Common shares outstanding (in thousands)	(e)	5,604	5,700	5,765	5,755	5,739

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$17.34	$17.23	$16.79	$16.41	$16.34

Tangible common equity to tangible assets	(b)/(a)	8.40%	8.56%	8.49%	8.31%	8.38%

Return on average tangible common equity (annualized)	(1)	8.02%	8.65%	8.06%	0.66%	7.79%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200